EXHIBIT 99.3

Penn Treaty Engages Friedman Billings Ramsey to Evaluate Strategic Alternatives

Allentown, PA – December 31, 2007 – Penn Treaty American Corporation (NYSE: PTA) today announced that it has retained Friedman, Billings, Ramsey & Co., Inc. (“FBR”) to assist its Board of Directors in the review of strategic alternatives to enhance shareholder value. These alternatives could include, but are not limited to, capital structure review, strategic partnerships, business combination transactions or the sale of certain assets. There can be no assurance that the Company’s review of strategic alternatives will result in any specific transaction. The Company does not expect to disclose any further developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a transaction or other strategic alternative.

As part of the strategic review, the Company requested its actuarial consultants to perform a valuation analysis of its existing in-force LTCi policies and projected new business. Based upon its preliminary report, the Company believes that it will be necessary to increase claim reserves and that there may be offsetting or partially offsetting reductions in active life reserves. Upon the completion of that valuation, the Company may modify all or components of its existing reserve liabilities. The Company anticipates that the valuation analysis will be completed during the first quarter of 2008.

The Company will be continuing with all of its previously planned sales and marketing efforts throughout the review of strategic alternatives, including seeking to identify an even stronger financial platform from which distribution partners and financial advisors can promote and increase the sale of the Company’s long-term care insurance (“LTCi”) policies.

Penn Treaty, through its subsidiary insurers, specializes in the sale and distribution of long-term care insurance products. Penn Treaty has been a market innovator and major provider of LTCi policies for over 35 years.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, (i) the outcome of the review of strategic alternatives, (ii) completion of the report by the actuarial consultants including the amount of any additional claim reserves and its impact on the Company’s financial condition and (iii) the amount, if any, of active life reserves that may be available to offset any increase in claim reserves. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation
Contact:	Company:

Cameron Waite, Executive VP, Strategic Operations

800.222.3469

cwaite@penntreaty.com

Investors:

Kelly Prentice, Kimball Communications, LLC

610.559.7585

610.730.2560

kprentice@kimballcomm.com

Distribution:
Derrick Brickhouse, VP, Sales and Marketing

800.222.3469

dbrickhouse@penntreaty.com